Exhibit 99.1

April 19, 2005

For Immediate Release

Washington Mutual Announces First Quarter 2005 Earnings

Net Income from Continuing Operations Increases 38 Percent;
Board of Directors Increases Cash Dividend

SEATTLE – Washington Mutual, Inc. (NYSE: WM) today announced first quarter 2005 net income of $902 million, or $1.01 per diluted share, all from continuing operations, up 38 percent on a per share basis when compared with net income from continuing operations of $648 million, or $0.73 per diluted share from continuing operations for the same period a year ago.

Total net income during the first quarter of 2004 was $1.05 billion, or $1.18 per diluted share, and included $399 million, or $0.45 per diluted share from discontinued operations from the sale of its former subsidiary, Washington Mutual Finance Corporation.

Washington Mutual’s Board of Directors declared a cash dividend of 47 cents per share on the company’s common stock, up from 46 cents per share in the previous quarter. Dividends on the common stock are payable on May 13, 2005 to shareholders of record as of April 29, 2005.

“Our first quarter results validate that our business model is working — assets, deposits and checking accounts are growing; credit quality remains strong; mortgage banking income increased and our expenses continue to decline,” said Kerry Killinger, chairman and chief executive officer. “We currently see good momentum in all of our business lines.”

Killinger added: “We are all committed to achieving our long-term targets, producing top-tier performance in our industry and delivering superior long-term shareholder returns.”

Key results:

•                  Total assets of $319.70 billion at the end of the first quarter of 2005 increased $11.78 billion or 4 percent from the fourth quarter of 2004 and $38.93 billion or 14 percent from the first quarter of 2004, reflecting growth in all major categories of loans held in portfolio;

•                  The net interest margin declined to 2.73 percent in the first quarter from 2.79 percent in the fourth quarter of 2004 and 2.89 percent in the first quarter of 2004;

•                  The loan loss provision was $16 million in the first quarter of 2005, down from $37 million in the fourth quarter of 2004 and $56 million in the first quarter of 2004 due to a continuing favorable credit environment;

•                  Depositor and other retail banking fees of $490 million in the first quarter of 2005 were down $25 million, or 5 percent from the fourth quarter of 2004 but were up $27 million, or 6 percent from the first quarter of 2004;

•                  Total retail deposits grew $1.92 billion from the fourth quarter of 2004 and $6.29 billion, or 5 percent from the first quarter of 2004. Contributing to these increases were the addition of more than 434,000 net new retail deposit accounts in the first quarter of 2005, including nearly 43,000 net new small business checking accounts;

•                  The company continued to effectively manage costs as noninterest expense of $1.84 billion in the quarter was down $100 million from $1.94 billion in the fourth quarter of 2004 and $1.88 billion in the first quarter of 2004.

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FIRST QUARTER FINANCIAL SUMMARY

Net Interest Income

Net interest income was $1.89 billion in the first quarter, up slightly from $1.85 billion in the fourth quarter of 2004 and up 9 percent from $1.73 billion in the first quarter of 2004.  The increase from the fourth quarter of 2004 reflects a 4 percent increase in average total interest-earning assets, while the increase from the first quarter of 2004 reflects a 15 percent increase in average total interest-earning assets.

The net interest margin in the first quarter was 2.73 percent, down 6 basis points from 2.79 percent in the fourth quarter of 2004 and 16 basis points from 2.89 percent in the first quarter of 2004. The decrease in net interest margin from the first quarter of 2004 was due to the Federal Reserve’s rate tightening during the year, which was partially offset by disciplined deposit pricing and the termination of higher cost debt. In the first quarter the company repositioned a portion of the available-for-sale securities portfolio, which resulted in a loss of approximately $75 million in the quarter. This will help offset future compression in net interest margin.

Noninterest Income

Noninterest income increased to $1.41 billion in the first quarter of 2005 from $1.22 billion in the fourth quarter of 2004 and $1.24 billion in the first quarter of 2004.  The increases were driven primarily by higher home loan mortgage banking income. The improvement from the prior quarter was driven by improved mortgage servicing rights (“MSR”) performance. The increase from the same quarter of the prior year was the result of higher gain from mortgage loans, net of risk management activities, although the gain in the first quarter of 2004 was reduced by approximately $107 million as a result of the one-time effect of the company’s change in accounting for gain from mortgage loans.

Noninterest Expense

Noninterest expense of $1.84 billion was down from $1.94 billion in the fourth quarter and $1.88 billion in the first quarter of 2004. Expenses were down from both prior periods due to continued progress in productivity improvements and focus on expense management, as well as lower restructuring charges. The company’s efficiency ratio improved to 55.77 percent, compared with 63.18 percent for the fourth quarter of 2004 and 63.34 percent in the first quarter of 2004.

Lending

Total loan volume was $59.52 billion in the first quarter of 2005, compared with $63.22 billion in the fourth quarter of 2004 and $62.17 billion in the first quarter of 2004. The decline from both periods was due primarily to a decline in refinancing activity resulting from higher interest rates.

While first quarter fixed-rate home loan volume declined 26 percent compared with the first quarter of 2004, adjustable-rate home loan volume was up 13 percent, while home equity loan and line of credit and multi-family volumes rose 6 percent and 39 percent, respectively. The home loan volume included an 8 percent increase in specialty mortgage finance loan volume.

During the first quarter of 2005, adjustable-rate loans represented 63 percent of the company’s total home loan volume, compared with 68 percent in the fourth quarter of 2004 and 53 percent in the first quarter of 2004.

Credit Quality

At March 31, 2005, nonperforming assets as a percentage of total assets were 0.57 percent, down from 0.58 percent at December 31, 2004, and 0.66 percent at March 31, 2004. Net charge offs for the quarter were $37 million versus $38 million in the fourth quarter of 2004 and $46 million in

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the first quarter of 2004 and were well below expectations due largely to improvement in the economy and the continued strong housing market. Despite portfolio growth, the strong credit performance of the portfolio resulted in a provision of $16 million for the quarter. The allowance for loan and lease losses totaled $1.28 billion at March 31, 2005, down 2 percent from December 31, 2004.

Balance Sheet and Capital Management

Total assets increased $11.78 billion from the end of the fourth quarter of 2004 to $319.70 billion at the end of the first quarter of 2005, reflecting continued growth in loans held in portfolio.  Loans held in portfolio grew to $214.11 billion, an increase of $7.04 billion from the fourth quarter of 2004 and an increase of $27.73 billion from the same period a year ago.

Total deposits increased 6 percent from the previous quarter to $183.63 billion as of March 31, 2005, primarily due to growth of wholesale and time deposits.

During the quarter, the company also deployed capital by repurchasing 2,540,000 shares of its common stock at an average price of $39.31.

The company’s ratio of tangible common equity to tangible assets was 5.03 percent at the end of the quarter.  In addition, the capital ratios of the company’s banking subsidiaries continued to exceed the federal regulatory requirements for classification as “well-capitalized” institutions, the highest regulatory standard.

FIRST QUARTER OPERATING SEGMENT RESULTS

Retail Banking and Financial Services Group Financial Performance

Net income for the company’s Retail Banking and Financial Services segment was $538 million in the first quarter of 2005, as compared with $565 million in the fourth quarter of 2004 and up 26 percent from $427 million in the first quarter of 2004. The increase in net income from the same quarter last year was driven by a 13 percent increase in net interest income. This reflects the growth in the average balances of home equity loans and lines of credit and the mortgage loan portfolio and margin expansion on deposits.  In addition, noninterest income grew by 12 percent reflecting a 6 percent increase in depositor and other retail banking fees.

Total retail deposits of $134.59 billion increased $1.92 billion from the fourth quarter of 2004 and were up $6.29 billion or 5 percent from the first quarter of 2004. The company opened 29 retail banking stores in the first quarter and is on target to open 250 new retail banking stores in 2005.  Average loans in the segment’s portfolio grew 19 percent from the first quarter of 2004 to $177.64 billion, primarily due to a 53 percent increase in average home equity loans and lines of credit to $44.68 billion.  The cross-sell ratio for the average mature retail banking household increased to 5.94 products and services, up from 5.65 at March 31, 2004.  Over the past year, WM Advisors’ assets under management grew by $3.02 billion, or 16 percent, to $22.45 billion at March 31, 2005.

Mortgage Banking Group Financial Performance

Net income for the Mortgage Banking segment was $243 million in the first quarter of 2005 compared with $142 million in the fourth quarter of 2004 and $228 million in the first quarter of 2004. The increase in net income from the prior quarter was driven by favorable MSR performance, higher gain from mortgage loans, net of risk management activities, and lower noninterest expense.  The increase in net income over the first quarter of 2004 resulted from higher gain from mortgage loans, net of risk management activities, and lower noninterest expense.

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Noninterest expense of $566 million in the first quarter of 2005 declined $63 million from $629 million in the fourth quarter of 2004 and was down $111 million or 16 percent from $677 million in the first quarter of 2004 due to continued productivity and efficiency improvements.

The Mortgage Banking segment loan volume in the first quarter of 2005, which excludes specialty mortgage finance, was $38.50 billion, down slightly from $41.78 billion in the fourth quarter of 2004 and $43.72 billion in the first quarter of 2004. The decline reflects a slowdown in the mortgage market due to lower refinancing activity resulting from rising interest rates over the past year.

Commercial Group Financial Performance

Net income for the Commercial Group was $200 million in the first quarter of 2005, up $76 million from $124 million in the fourth quarter of 2004 and up $33 million from $167 million in the first quarter of 2004. The increase in net income from the fourth quarter of 2004 was primarily due to higher noninterest income resulting from a $59 million pretax gain on sale of a real estate investment property and higher gain from mortgage loans. The increase in net income over first quarter 2004 was largely due to the real estate investment property gain.

Average loans in the Commercial Group were $41.78 billion in the first quarter of 2005, up from $40.92 billion in the fourth quarter of 2004 and up $4.80 billion, or 13 percent from the first quarter of 2004. Total average commercial deposits of $7.31 billion in the first quarter of 2005 were down from $7.79 billion in the fourth quarter of 2004 but up 21 percent from $6.05 billion in the first quarter of 2004, driven by growth in average Mortgage Banker Finance deposits.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At March 31, 2005, Washington Mutual and its subsidiaries had assets of $319.70 billion.  Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

Webcast information: A conference call to discuss the company’s financial results will be held on Wednesday, April 20, 2005, at 10:30 a.m. EDT and will be hosted by Kerry Killinger, chairman and chief executive officer, Steve Rotella, president and chief operating officer, and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-730-9138. Participants calling from outside the United States may dial 630-395-0018. The passcode “WaMu” is required to access the call.  Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be on the company’s web site for 30 days following the call. A recording of the conference call will be available after 1 p.m. EDT on Wednesday, April 20, 2005, through 11:59 p.m. EDT on Friday, April 29, 2005. The recorded message will be available at 866-416-8329.  Callers from outside the United States may dial 203-369-0727.

Forward Looking Statement

Our Form 10-K for 2004 and other documents that we filed with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions

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of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described in detail in our Form 10-K for 2004 and include:

•                  Volatile interest rates impact our mortgage banking business and could adversely affect our earnings;

•                  Rising unemployment or a decrease in housing prices could adversely affect our credit performance;

•                  A continuing emphasis on subprime lending could negatively impact our business;

•                  The potential for negative amortization in the Option ARM product could have an adverse effect on the Company’s credit;

•                  We face competition from banking and nonbanking companies;

•                  Changes in the regulation of financial services companies and housing government-sponsored enterprises could adversely affect our business;

•                  General business and economic conditions, including movements in interest rates, may significantly affect our earnings; and

•                  Negative public opinion could damage our reputation and adversely affect our earnings.

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Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-377-3637	206-490-5182
alan.gulick@wamu.net	alan.magleby@wamu.net

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